Exhibit 5.1

August 4, 2014

Digimarc Corporation

9405 SW Gemini Drive

Beaverton, Oregon 97008

Ladies and Gentlemen:

We have acted as counsel to Digimarc Corporation, an Oregon corporation (the “Company”), in connection with the issuance and sale, from time to time, of shares of common stock of the Company, $0.001 par value per share, having an aggregate sale price of up to $30,000,000 (the “Shares”), pursuant to the Equity Distribution Agreement, dated August 4, 2014 (the “Equity Distribution Agreement”), between the Company and Wells Fargo Securities, LLC. Rights to purchase the shares of the Company’s common stock (the “Rights”) under the Rights Agreement, dated July 31, 2008, between the Company and Broadridge Corporate Issuer Solutions, Inc., as successor Rights Agent to Computershare Trust Company, N.A., as amended, are associated with the Shares. The Shares will be issued pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-196032), as filed with the Securities and Exchange Commission on May 16, 2014, as amended (at the time it became effective, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) and the related prospectus dated June 2, 2014 and prospectus supplement dated August 4, 2014 (collectively, the “Prospectus”)

We have examined the Registration Statement, the Prospectus and other instruments, certificates, records and documents, matters of fact and questions of law that we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the authenticity of documents submitted to us as originals and the genuineness of all signatures, the conformity to the original documents of all documents submitted to us as copies, and the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, certificates, records and documents we have reviewed.

Based upon the foregoing, we are of the opinion that the Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with the terms of the Equity Distribution Agreement and the Registration Statement, the Shares and the associated Rights will be validly issued, and the Shares will be fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated August 4, 2014, incorporated by reference into the Registration

Digimarc Corporation

August 4, 2014

Statement, and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or related rules, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related rules.

Very Truly Yours,

/s/ Perkins Coie LLP PERKINS COIE LLP